Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-126827) of Grupo Televisa, S. A. B. of our report dated April 28, 2017, except with respect to our opinion on internal control over financial reporting insofar as it relates to the effects of the matters described in the penultimate paragraph of Management’s Annual Report on Internal Controls Over Financial Reporting, as to which the date is February 14, 2018, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F/A.

/s/ PricewaterhouseCoopers S.C.

/s/ Alberto Del Castillo Velasco Vilchis
L.C.C. Alberto Del Castillo Velasco Vilchis
Audit Partner
Mexico City
February 14, 2018